Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qorvo, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-195236, No. 333-212601 and No. 333-231161) on Form S-4 and (No. 333-201357 and No. 333-201358) on Form S-8 of Qorvo Inc. of
our report dated May 21, 2018, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended March 31, 2018, and the related notes (collectively, the
“consolidated financial statements”), which report appears in the March 28, 2020 annual report on Form 10-K of
Qorvo Inc.

/s/ KPMG LLP
Greensboro, North Carolina
May 20, 2020